EXHIBIT 99.1 - PRESS RELEASE

SkyTerra Communications Declares Rights Dividend and Announces Record Date for Rights Offering

New York, New York, June 12, 2006 - SkyTerra Communications, Inc. (OTCBB: SKYT) (“SkyTerra”) announced today that its board of directors has declared a special dividend consisting of rights to purchase 6,861,150 shares of its common stock, to all holders of record of SkyTerra common stock and non-voting common stock as of 5:00 p.m. E.D.T. on June 22, 2006. The subscription price will be $18.00 per share. All stockholders who fully exercise their basic subscription rights will also have an over-subscription right to acquire any shares which are not purchased by other stockholders, subject to a pro rata limitation in the event the rights offering is oversubscribed. The rights offering is expected to commence promptly following the effectiveness of a registration statement filed with the Securities and Exchange Commission.

In addition, the holders of SkyTerra’s Series A Preferred Stock have agreed to purchase, at the subscription price in the rights offering, such number of shares of SkyTerra’s non-voting common stock equal to the number of shares of common stock not subscribed for by other stockholders in the rights offering, so as to ensure that the aggregate proceeds from the rights offering are sufficient to redeem all of SkyTerra’s outstanding Series A Preferred Stock at a redemption price equal to 100% of its liquidation preference (excluding accrued but unpaid dividends, which will be paid at the time of the redemption from existing cash on hand), of $119,900,700. In addition, if the rights offering is fully subscribed or over-subscribed, SkyTerra will receive additional proceeds of $3,600,000.

A registration statement relating to the securities mentioned in this press release has been filed with the Securities and Exchange Commission but has not yet become effective. The securities mentioned in the press release may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

The prospectus relating to the rights offering may be obtained by contacting Robert Lewis, SkyTerra Communications, Inc., 19 West 44th Street, Suite 507, New York, New York 10036.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to plans and other future events relating to SkyTerra and its subsidiaries. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including the completion of the rights offering and other transactions referred to in this press release. Forward–looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward–looking statements. In particular, the forward–looking statements of SkyTerra are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to consummate the rights offering or the other transactions referred to in this press release; the impact of legislative and regulatory actions, including without limitation, actions by the Securities and Exchange Commission. We assume no obligation to update or supplement our forward–looking statements.

SkyTerra Communications, Inc. 19 West 44th Street, Suite 507 New York, New York 10036	Contact: Robert Lewis Senior Vice President, Secretary and General Counsel 212-730-7540 info@skyterracom.com

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